Exhibit 8.1

  Opinion of Cadwalader, Wickersham & Taft LLP, dated as of November 29, 2007, relating to validity and tax matters

                                November 29, 2007

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York  10036

            Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ16

Ladies and Gentlemen:

            We have acted as special counsel to Morgan Stanley Capital I Inc. (the "Company") in connection with the proposed sale by the Company and purchase by Morgan Stanley & Co. Incorporated ("MS&Co."), Greenwich Capital Markets, Inc. ("Greenwich"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") (except with respect to the Class A-4 Certificates) and RBC Capital Markets Corporation ("RBCCM," and together with MS&Co., Greenwich and Merrill Lynch, the "Underwriters"), of Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-MFL, Class A-MA, Class A-J, Class A-JFL and Class A-JA Certificates (collectively, the "Public Certificates"), pursuant to the terms of an Underwriting Agreement, dated November 15, 2007 (the "Underwriting Agreement"), between the Company and the Underwriters. The Public Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2007 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Capmark Finance Inc., as a master servicer (the "Capmark Master Servicer"), Wells Fargo Bank, National Association, as a master servicer (the "Wells Fargo Master Servicer"), NCB, FSB, as a master servicer (the "NCB Master Servicer," and together with the Capmark Master Servicer and the Wells Fargo Master Servicer, the "Master Servicers"), Centerline Servicing Inc., as a special servicer (the "General Special Servicer"), National Consumer Cooperative Bank, as a special servicer (the "Co-op Special Servicer," and together with the General Special Servicer, the "Special Servicers"), Wells Fargo Bank, National Association, as paying agent, certificate registrar and authenticating agent, and LaSalle Bank National Association, as trustee and custodian (the "Trustee").

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

            In particular, we have examined and relied upon:

                  (i) the Free Writing Prospectus, dated November 2, 2007, the update to the Free Writing Prospectus, dated November 15, 2007, the Prospectus Supplement, dated November 15, 2007, and the Prospectus, dated June 22, 2007, each relating to the offering of the Public Certificates,

                  (ii)  the Pooling and Servicing Agreement and

                  (iii) the Underwriting Agreement.

            Items (i), (ii) and (iii) above are referred to in this letter as the "Transaction Documents."

            We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. The Public Certificates have been duly authorized and executed(1) by the Company and, when the Public Certificates have been duly executed, authenticated and delivered by the Trustee in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Underwriting Agreement, the Public Certificates will be binding obligations of the issuing trust, enforceable against the issuing trust in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

            2. The descriptions of federal income tax consequences appearing under the heading "Material Federal Income Tax Consequences" or "Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Public Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

            We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-143623) (the "Registration Statement"), as declared effective on June 26, 2007, as it relates to the Public Certificates and to the reference to this firm under the headings "Legal Matters," "Material Federal Income Tax Consequences" and "Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

            In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                                       Very truly yours,

                                       /s/ Cadwalader Wickersham & Taft LLP

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(1) In some cases, the Paying Agent under the Pooling and Servicing Agreement may execute the Public Certificates, not the Company.